Exhibit 99.1

Soligenix Announces Appointment of Jerome Zeldis, MD, PhD and Keith Brownlie, CPA to its Board of Directors

Soligenix also Announces Completion of Patient Enrollment in its Phase 1/2 Clinical Trial Evaluating SGX201 for the Prevention of Radiation Enteritis

Princeton, NJ – June 27, 2011 – Soligenix, Inc. (Soligenix or the Company) (OTC BB: SNGX), a late-stage biopharmaceutical company, announces the appointment of Jerome Zeldis, MD, PhD, Chief Executive Officer of Celgene Global Health and Chief Medical Officer of Celgene Corporation, and Keith Brownlie, CPA, former partner at Ernst & Young, LLP to its Board of Directors.

“We are delighted to be able to attract the caliber of these two biotechnology industry veterans to the Soligenix Board,” stated Christopher J. Schaber, PhD, President and CEO of Soligenix. “As Soligenix looks to advance its pipeline, we intend to leverage Jerry Zeldis’ experience in helping to grow a very successful company like Celgene into the multibillion dollar, multinational biotechnology company that it is today. Additionally, we are pleased to identify Keith Brownlie, with  his wealth of financial expertise in the life science industry, to serve as Chairman of our Audit Committee. Both of these individuals have outstanding records of achievement in their respective fields and we believe they will add significantly to our already diverse and experienced Board of Directors and management team.  We look forward to their contributions to our future success, particularly as we get closer to the expected completion of our confirmatory Phase 3 trial of orBec® for the treatment of acute GI GVHD later this year.”

Jerome Zeldis, MD, PhD brings extensive drug development experience gained through his career at Celgene, Inc. He is currently Chief Executive Officer of Celgene Global Health and Chief Medical Officer of Celgene Corporation, a publicly traded, fully integrated biopharmaceutical company, where he has been employed since 1997. Prior to working at Celgene, Dr. Zeldis worked at Sandoz Research Institute and the Janssen Research Institute in both clinical research and medical development. He has been a board member of several biotechnology companies and is currently on the boards of the NJ chapter of the Arthritis Foundation, and the Castleman’s Disease Organization. He attended Brown University for an AB, MS, followed by Yale University for an M Phil, MD, PhD in Molecular Biophysics and Biochemistry. Dr. Zeldis trained in Internal Medicine at the UCLA Center for the Health Sciences and in Gastroenterology at the Massachusetts General Hospital and Harvard Medical School. He was Assistant Professor of Medicine at the Harvard Medical School, Associate Professor of Medicine at University of California, Davis, Clinical Associate Professor of Medicine at Cornell Medical School and Professor of Clinical Medicine at the Robert Wood Johnson Medical School in New Brunswick, New Jersey.

Keith Brownlie, CPA brings significant financial, accounting, and business development expertise gained from spending his entire career with the accounting firm of Ernst & Young LLP. At Ernst & Young, he served as audit partner for numerous public companies and was the Life Sciences Industry Leader for the New York metro area where he was involved with over 100 public and private financings and M&A transactions.  Mr. Brownlie received a BS in Accounting from Lehigh University and is a Certified Public Accountant in the state of New Jersey. Mr. Brownlie co-founded the New Jersey Entrepreneur of the Year Program and was Vice President and Trustee of the New Jersey Society of CPAs.  In addition, he served as accounting advisor to the board of the Biotechnology Council of New Jersey.

Soligenix also announced the completion of enrollment in its Phase 1/2, multicenter, open-label, dose-escalation clinical trial evaluating SGX201 for the prevention of acute radiation enteritis. Patients with rectal cancer scheduled to undergo concurrent radiation and chemotherapy prior to surgery were enrolled in one of four dose groups. The objectives of the study are to evaluate the safety and maximal tolerated dose of escalating doses of SGX201, as well as the preliminary efficacy of SGX201 of the four dose groups for prevention of signs and symptoms of acute radiation enteritis.  So far in the trial, SGX201 appears to be safe and well tolerated in all dose groups.  Complete results from this clinical trial are expected to be announced in the fourth quarter of 2011. This study has been supported in large part by a two-year Small Business Innovation Research (SBIR) grant award, which provided Soligenix with approximately $510,000 in non-dilutive funding.

About Soligenix, Inc.

Soligenix is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. Soligenix’s lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally acting corticosteroid being developed for the treatment of acute gastrointestinal Graft-versus-Host disease (GI GVHD), a common and potentially life-threatening complication of hematopoietic cell transplantation. orBec® is currently the subject of a $1.2 million FDA Orphan Products Grant-supported confirmatory Phase 3 clinical trial for the treatment of acute GI GVHD. Soligenix is also conducting a National Cancer Institute (NCI)-supported Phase 1/2 clinical trial of SGX201 in the prevention of acute radiation enteritis. Additionally, Soligenix has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, Soligenix is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. Soligenix’s lead biodefense product in development is a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin. RiVax™ has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers. RiVax™ is currently the subject of a $9.4 million NIAID grant supporting development of new heat stable vaccines.  Soligenix is also developing SGX202 for the treatment of radiation injury and has recently released positive preliminary preclinical results in a canine gastrointestinal acute radiation syndrome model.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, SGX201, RiVax™, and LPMTM, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that Soligenix conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; Soligenix is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. Factors affecting the development and use of SGX201 and LPMTM are similar to those affecting orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200 | www.soligenix.com

Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540